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                                                                  Exhibit 8(sss)

February 23, 2007

Janus Adviser Series
151 Detroit Street
Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 4 of our Investment Advisory Agreement dated February 23, 2007 (the "Agreement"), provides for compensation payable to Janus Capital Management LLC ("JCM") for services rendered to Janus Institutional Money Market Fund (the "Fund"). This letter is to inform you that JCM will waive one-half of its fee due from the effective date of the Agreement until December 1, 2008. Accordingly, the effective annual rate for the calculation of the fee due to JCM under Section 4 of the Agreement for that period will be 0.10% of the Fund's average daily net assets.

This waiver will continue in effect until December 1, 2008, unless extended.

This waiver is applicable only to the Fund and shall not be applicable to any other series of Janus Adviser Series, whether now existing or hereafter created.

JANUS CAPITAL MANAGEMENT LLC


By: /s/ David R. Martin
    ------------------------------------
    David R. Martin,
    Executive Vice President
    and Chief Financial Officer


JANUS ADVISER SERIES


By: /s/ Stephanie Grauerholz-Lofton
    ------------------------------------
    Stephanie Grauerholz-Lofton
    Vice President and Secretary